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                                 [LOGO OF SBA]

                                     NEWS

                             FOR IMMEDIATE RELEASE
                             ---------------------

                        SBA COMMUNICATIONS CORPORATION
            To ACQUIRE UP to 275 TOWERS and ENTER INTO an EXCLUSIVE
                  `BUILD-to-SUIT' AGREEMENT with TeleCorp PCS

SBA COMMUNICATIONS CORPORATION (NASDAQ: SBAC - news), a leading communications tower developer and owner and TeleCorp PCS, Inc. (Nasdaq: TLCP - news), AT&T
                                                          ----   ----
Wireless' largest affiliate, announced today that SBA will acquire between 213 and 275 existing TeleCorp towers and become the exclusive build-to-suit provider for TeleCorp PCS for a minimum of 200 and up to a maximum of 400 new towers.

The existing towers are located in TeleCorp's markets in Louisiana, Tennessee, Mississippi, Missouri, Arkansas and Puerto Rico. SBA will pay TeleCorp $327,500 per tower, and TeleCorp will lease back space on the towers for an initial monthly rental fee of $1,200 per site under a long term lease agreement, with increases in subsequent years. The towers also currently produce approximately $1.5 million in annualized rental revenues from other tenants.

Under the build-to-suit agreement, a minimum of 200 tower facilities will be constructed for SBA's ownership across TeleCorp PCS' future service area - Louisiana, Mississippi, Puerto Rico, Arkansas, Texas, Tennessee, Kentucky, Missouri, Indiana, Illinois, Iowa, Michigan and Wisconsin - over the next three years, pending the approval of its acquisition of properties in Iowa and Wisconsin. TeleCorp will execute long term leases to place its wireless network equipment at each site and pay SBA an initial monthly rental fee of $1,300 per site, with increases in subsequent years. The first 200 tower facilities will be built under the new agreement, and up to 200 additional tower facilities may be constructed under the build-to-suit agreement previously announced by SBA on April 26, 2000.

The tower acquisition is subject to due diligence and other contingencies, and is anticipated to be completed early in the first quarter of 2001. The new build-to-suit agreement is contingent on the closing of the tower acquisition.

"We are pleased to expand our relationship with TeleCorp," said Steven Bernstein, chairman and CEO of SBA. "We were attracted to the portfolio because TeleCorp's towers are very similar to the towers we have been building for SBA - newly-constructed, well-located, multi-tenant capable and engineered for today's PCS, digital and data users. In TeleCorp, we are fortunate to have as our partner a very dynamic, high-growth carrier to whom we are committed to help develop their network," concluded Bernstein.

"We have been very pleased with our existing relationship with SBA, and we look forward to expanding it through this new build-to-suit agreement and sale of towers, "said Gerald T. Vento, chairman and CEO of TeleCorp. "The sale of these tower assets provides us with additional capital as we continue to focus on our core business. We also have the security and confidence that our future sites will be ready on time and on budget."
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SBA is a leading independent owner and operator of wireless communications infrastructure in the United States. SBA's primary focus is the construction of new towers and acquisition of existing towers for its own account. Since it was founded in 1989, SBA has participated in the development of over 14,000 antenna sites in the United States. More information about SBA can be found at www.sbasite.com.
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TeleCorp PCS, Inc has licenses to serve approximately 16.7 million people, and provides its SunCom digital wireless service in the following 36 markets: New Orleans, Baton Rouge, Lafayette, Houma, New Iberia, Thibodaux, Hammond, Alexandria and Lake Charles, Louisiana; Memphis, Jackson and Dyersburg, Tennessee; Oxford, Mississippi; Little Rock, Hot Springs, Russellville, Fayetteville, Fort Smith, Blytheville, Pine Bluff and Jonesboro, Arkansas; Beaumont, Texas; Columbia/Jefferson City, Missouri; Evansville, Indiana; Concord, Manchester, Portsmouth and Nashua, New Hampshire; Worcester, Cape Cod, Martha's Vineyard and Nantucket, Massachusetts; and San Juan, Ponce, Mayaguez, Humacoao and Arecibo, Puerto Rico. TeleCorp is headquartered in Arlington, Virginia. More information on the company can be found on the Web at http://www.telecorppcs.com.
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SBA will hold a conference call to discuss the transaction on Monday, September
18, 2000 at 11:00 AM EDT. The dial-in number is 800-288-8975. The name of the conference call is "SBA - Telecorp Transaction." The replay will be available from September 18 at 5:00 PM to September 25 at 11:59PM. The replay number is 800-475-6701. The access code is 539442.




Information Concerning Forward-Looking Statements

Some information in this release is forward looking. These forward-looking statements may be affected by the risks and uncertainties in each company's business. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in certain of each company's Securities and Exchange Commission filings. Each company wishes to caution readers that certain important factors may have affected and could in the future affect either the company's actual results and could cause actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of either company. With respect to the proposed tower acquisition, a number of conditions and factors including without limitation certain third party approvals will affect the timing of consummation or whether such acquisition is every consummated (of which there can be no assurance). With respect to pending new tower build projects, a number of factors will affect the timing and number of new build completions, including without limitation, zoning difficulty, carrier design changes, changing local market conditions and weather. Neither company undertakes any obligation to update forward-looking statements to reflect events or circumstances after the date hereof.